N E W S    R E L E A S E

Investors:	Brett Manderfeld	John S. Penshorn	G. Mike Mikan
	Vice President	Senior Vice President	Chief Financial Officer
	952-936-7216	952-936-7214	952-936-7374

Media:	Don Nathan
Senior Vice President
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS 2008 FINANCIAL RESULTS

Full Year Results	Fourth Quarter Results

• Revenues Exceeded $81 Billion, Up 8%	• Revenues of $20.5 Billion, Up 9%

• Adjusted Net Earnings Per Share of $2.95[1]	• Adjusted Net Earnings Per Share of $0.78[1]

• Adjusted Operating Margin of 7.8%[1]	• Adjusted Operating Margin of 7.9%[1]

• Adjusted Cash Flows from Operations of $4.8 Billion[1]	• Cash Flows from Operations of $1.6 Billion

MINNEAPOLIS (January 22, 2009) – UnitedHealth Group (NYSE: UNH) today reported fourth quarter and full year 2008 results, which included strong cash flows from operations, a continued strong balance sheet and financial position, and key financial measures and medical cost trends well in line with Company expectations. Continuing growth in the Public and Senior Markets Group drove total net growth of 95,000 people served across all medical benefit product categories in the fourth quarter of 2008.

[1]	Further explanations of the non-GAAP measures referred to in this release and reconciliations to the comparable GAAP measures are included in the attached financial schedules.

UnitedHealth Group – Continued

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “During 2008 we effectively strengthened performance, improving our position despite the challenging economic environment. In 2009 we expect meaningful growth in our government-sponsored businesses as well as a year-over-year improvement in their product mix. There is strong interest in our Medicare market offerings and continued expansion from our state and public health program relationships, including growth in public sector specialty benefits. Notable improvements in our commercial health benefit businesses are taking root, including gains in fundamental operating performance and local market momentum.”

Full year net earnings were $2.40 per share; adjusted for special items, the Company earned $2.95 per share in 2008.

Fourth quarter net earnings of $0.60 per share included an $0.18 per share charge to operating costs for the previously announced resolution of class action litigation for out of network medical services; adjusted fourth quarter net earnings were $0.78 per share. Both reported and adjusted fourth quarter earnings per share included $0.03 per share in net realized capital losses, primarily due to venture capital investment write-downs, partially offset by $0.01 per share pertaining to an insurance recovery on a previously reported legal settlement. The net realized capital losses, the costs of the legal matter from third quarter 2008 and the subsequent fourth quarter insurance recovery have not been treated as special items in the Company’s financial statements.

Earnings Outlook

The Company is maintaining its previously announced 2009 outlook for net earnings in the range of $2.90 to $3.15 per share.

Quarterly and Annual Financial Performance

	Three Months Ended					Year Ended
	December 31, 2008		September 30, 2008		December 31, 2007	December 31, 2008		December 31, 2007
Revenues	$20.45 billion		$20.16 billion		$18.71 billion	$81.19 billion		$75.43 billion
Earnings From Operations	$1.62 billion	[1]	$1.56 billion	[1]	$2.04 billion	$6.35 billion	[1]	$8.03 billion	[1]
Operating Margin	7.9%[1]		7.7%[1]		10.9%	7.8%[1]		10.6%[1]

Management views year-over-year comparisons of results to be generally more meaningful than sequential comparisons, given the seasonality of revenues, medical expenses, operating costs and earnings from operations in important business lines such as Medicare Part D drug programs, high deductible insurance products and health informatics offerings.

UnitedHealth Group Highlights

•

Full year revenues of $81.2 billion increased $5.8 billion or 8 percent year-over-year, with fourth quarter revenues of $20.5 billion increasing $1.7 billion or 9 percent year-over-year. UnitedHealth Group served 73 million people at year end, an increase of 1.9 million people year-over-year. The UnitedHealthcare, Ovations, AmeriChoice, OptumHealth, and Ingenix businesses each reported revenue increases in 2008.

•

Full year adjusted earnings from operations were $6.35 billion and adjusted net earnings were $3.7 billion[1]. Fourth quarter adjusted earnings from operations were $1.6 billion and adjusted net earnings were $941 million[1]. The adjusted full year operating margin of 7.8 percent in 2008 decreased 280 basis points from the prior year. The decreases in earnings and margins were primarily driven by a reduction in gross margin in risk-based health benefit products, as well as a 100 basis point year-over-year increase in the level of operating costs as a percentage of revenue and a $373 million year-over-year reduction in investment and other income, including $6 million in net realized capital losses in 2008.

•

On an adjusted basis, full year net earnings were $2.95 per share and fourth quarter net earnings were $0.78 per share. Full year 2008 net earnings were $2.40 per share; fourth quarter earnings were $0.60 per share.

UnitedHealth Group Highlights – Continued

•

The 2008 consolidated medical care ratio of 82.0 percent increased 140 basis points year-over-year, as premium rates advanced more slowly than medical costs in 2008 for certain risk-based products in the commercial, senior and behavioral care markets. These factors also caused the fourth quarter 2008 medical care ratio to increase 90 basis points year-over-year to 80.8 percent.

•

For full year 2008 the Company realized $230 million in net favorable development in its estimates of medical costs incurred in prior years, compared to $420 million in 2007. This includes $20 million of prior year favorable development realized in the fourth quarter of 2008, compared to $70 million in the fourth quarter of 2007.

•

In fourth quarter 2008 the Company also realized $150 million in favorable development in its estimates of medical costs incurred during the first nine months of the year, compared to $10 million in the fourth quarter of 2007.

•

Full year adjusted operating costs of 14.8 percent[1] of revenues increased 100 basis points in 2008 from 13.8 percent[1] in 2007. The full year increase reflected changes in business mix, as well as increases in the Company’s operating cost structure in excess of business growth in the first half of 2008. Adjusted operating costs were 15.4 percent[1] and 14.4 percent of revenues in the fourth quarters of 2008 and 2007, respectively, reflecting higher seasonal cost levels. Since the first quarter of 2008, UnitedHealth Group has taken actions to reduce annual run rate operating costs by about $470 million, a portion of which has been reinvested into the business.

•

UnitedHealth Group realized a net capital loss of $6 million from its $21.6 billion investment portfolio in 2008. Fourth quarter 2008 results included $14 million in net realized capital losses on fixed income investments and a $50 million write-down on the Company’s approximately $200 million venture capital investment program.

•

The 2008 adjusted income tax rate of 35.9 percent[1] decreased 40 basis points year-over-year, due to an increased proportion of tax-free income. The fourth quarter adjusted income tax rate was 35.7 percent[1].

•	Fourth quarter 2008 days sales outstanding of 9 compares to 9 days sales outstanding in the third quarter of 2008 and 8 days outstanding at the end of 2007.

•

Consolidated medical costs days payable of 53 days in the fourth quarter of 2008 compares to 54 days in the third quarter of 2008 and 57 days at the end of 2007. The year-over-year decrease in medical days payable was driven by an increased mix of pharmacy benefit business, which has shorter claims payment cycles, as well as the timing of certain pharmacy benefit claims payments made at year end 2008.

•

Cash flows from operations of $1.6 billion increased $531 million from $1.1 billion in last year’s fourth quarter, reflecting strong cash collections in the quarter. Full year adjusted cash flows from operations[1] were 1.3 times 2008 adjusted net earnings[1].

•

UnitedHealth Group reduced its debt to debt plus equity ratio to 38.1 percent at December 31, 2008, down from 39.2 percent at September 30, 2008. Fourth quarter net repayments of $485 million in commercial paper obligations left only $101 million in commercial paper outstanding at the end of the year.

The Company also repurchased 8 million shares of its stock during the fourth quarter of 2008.

•	The Company closed the year with $865 million in unrestricted cash.

Business Description – Health Care Services

Health Care Services provides network-based health care benefits and services for a full spectrum of customers. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national employers, as well as students and individuals. In the Public and Senior Markets Group, Ovations delivers health and well-being services to Americans over the age of 50, while AmeriChoice manages health care services for state Medicaid and other publicly funded programs and their beneficiaries.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Revenues	$19.08 billion	$18.82 billion	$17.57 billion	$75.86 billion	$71.20 billion
Earnings From Operations	$1.27 billion	$1.29 billion	$1.60 billion	$5.07 billion	$6.60 billion
Operating Margin	6.6%	6.8%	9.1%	6.7%	9.3%

Key Developments for Health Care Services

•

Full year Health Care Services revenues increased $4.7 billion or 7 percent to $75.9 billion, with growth in revenues balanced across the commercial, senior and public sector businesses. Fourth quarter 2008 revenues increased $1.5 billion or 9 percent year-over-year to $19.1 billion. The revenue increases were driven by premium increases, targeted acquisitions and an increase in customers served in the Public and Senior Markets Group, partially offset by a decline in consumers served through commercial risk-based products.

•

Full year Health Care Services earnings from operations decreased $1.5 billion year-over-year to $5.1 billion; fourth quarter Health Care Services earnings from operations were $1.3 billion. Reductions in commercial product margins and risk-based enrollment, and margin pressures on certain senior market offerings negatively impacted profitability year-over-year in the fourth quarter and for full year 2008.

Key Developments for Health Care Services – Continued

•

Full year UnitedHealthcare revenues of $41.8 billion increased by $1.6 billion or 4 percent year-over-year. Fourth quarter revenues of $10.5 billion for UnitedHealthcare increased $423 million or 4 percent year-over-year.

•

At year end UnitedHealthcare served 26 million people, an increase of 0.8 million consumers during 2008. UnitedHealthcare fourth quarter membership decreased, as expected, with growth of 10,000 people using fee-based products offset by a decline of 135,000 risk-based consumers in the quarter.

•

UnitedHealthcare’s 2008 medical care ratio of 83.5 percent increased 90 basis points from 82.6 percent in 2007, due principally to premium yield increases advancing more slowly than medical cost trends. The fourth quarter 2008 medical care ratio was 83.9 percent, slightly ahead of Company expectations.

•

UnitedHealthcare continued to advance its leadership position in consumer-directed health benefit products in 2008, ending the year with a total of 2.7 million people in consumer-directed offerings, an increase of 420,000 people or 18 percent year-over-year. More than 24,000 employer groups now offer a UnitedHealthcare consumer-directed health benefit plan.

•

Full year Ovations revenues of $28.1 billion increased $1.6 billion or 6 percent year-over-year, with revenue advances in its AARP Medicare Supplement, SecureHorizons Medicare Advantage and Evercare businesses, offset by a decrease in Part D prescription drug plan revenues. Ovations revenues were $6.8 billion in the fourth quarter, up $570 million or 9 percent year-over-year.

•

For Medicare Advantage programs, Ovations reported fourth quarter growth of 15,000 people and a full year increase of 125,000 people or 9 percent. 2009 Medicare Advantage new sales results have also been very solid to date.

•

Strong growth in Medicare Supplement products also continued, with Ovations increasing the number of seniors served in this product family by 30,000 in the fourth quarter, and 140,000 or 6 percent on a year-over-year basis.

•

As expected, the medical care ratio for the Ovations businesses in total increased year-over-year in the fourth quarter and for full year 2008 due to margin pressures affecting Special Needs Plans, Medicare Part D prescription drug plans and Medicare Advantage products, where risk-adjusted revenue yields have been lower than originally anticipated.

•

AmeriChoice full year revenues of $6.0 billion increased $1.5 billion or 34 percent in 2008, driven by increased membership from organic growth and geographic expansion via acquisition. Fourth quarter revenues increased $515 million or 43 percent year-over-year to $1.7 billion.

•

The Company serves 2.5 million people in state-based public market programs, an increase of 805,000 people in 2008. Medicaid membership grew organically by 425,000 people or 25 percent year-over-year, including growth of 175,000 people in the fourth quarter. Growth highlights in 2008 include the states of Florida, Tennessee, Arizona, and Connecticut, and the District of Columbia, awarding or renewing significant multi-year contracts with AmeriChoice for services commencing in 2008 and 2009.

Business Description – OptumHealth

OptumHealth is one of the nation’s leading health and wellness companies. Employers, payers and public sector organizations use OptumHealth behavioral benefit solutions, clinical care management, financial services and specialty benefit products such as dental and vision. OptumHealth helps consumers navigate the health care system, finance their health care needs and achieve their health and well-being goals.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Revenues	$1.31 billion	$1.29 billion	$1.26 billion	$5.23 billion	$4.92 billion
Earnings From Operations	$177 million	$175 million	$239 million	$718 million	$895 million
Operating Margin	13.6%	13.5%	19.0%	13.7%	18.2%

Key Developments for OptumHealth

•

Full year OptumHealth revenues increased $304 million or 6 percent to $5.2 billion, including an increase of $51 million or 4 percent year-over-year in the fourth quarter. OptumHealth provided services to approximately 60 million consumers at year end, an increase of 1 million people in 2008.

•

Full year 2008 earnings from operations decreased by $177 million or 20 percent to $718 million. Fourth quarter earnings from operations of $177 million decreased $62 million or 26 percent year-over-year. These decreases were primarily due to the mix effect of declining commercial risk-based membership and margin pressure in the behavioral health business, partially offset by growth in lower margin public sector accounts. OptumHealth’s operating margin was 13.6 percent in the fourth quarter and 13.7 percent for full year 2008.

•

OptumHealth’s public sector service business continues to grow strongly, with significant benefits sales in New York, Tennessee and New Mexico each taking effect in 2008 or expected to commence in 2009.

•

OptumHealth Financial Services, the nation’s largest dedicated health banking organization, ended 2008 with $660 million in assets under management, an increase of 43 percent year-over-year. OptumHealth Financial Services electronically transmitted $26 billion in medical payments to physicians and other health care providers in 2008, a year-over-year increase of 38 percent.

•

OptumHealth closed 2008 as the market-leading operator of independent web-based health care portal services, with more than 1,000 private health portals under management, including its recently launched flagship, myoptumhealth.com.

Business Description – Ingenix

Ingenix is a leader in the field of health care information, services and consulting, serving pharmaceutical companies, health insurers and other payers, physicians and other health care providers, large employers and governments.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Revenues	$426 million	$383 million	$414 million	$1.55 billion	$1.30 billion
Earnings From Operations	$76 million	$57 million	$120 million	$229 million	$266 million
Operating Margin	17.8%	14.9%	29.0%	14.8%	20.4%

Key Developments for Ingenix

•

On a full year basis, Ingenix revenues increased $248 million or 19 percent to $1.6 billion, including an increase of $12 million or 3 percent year-over-year to $426 million in the fourth quarter of 2008.

•

Ingenix contract revenue backlog grew approximately $140 million or 8 percent on a year-over-year basis to approximately $1.85 billion at year end. Sales growth of 28 percent across the payer, provider, government and other market segments has been offset by the impact of cancellations in the pharmaceutical services business in 2008.

•

Ingenix full year 2008 earnings from operations of $229 million decreased $37 million or 14 percent year-over-year, with fourth quarter decreasing $44 million or 37 percent year-over-year. Lower full year and fourth quarter 2008 operating margins were attributable to costs related to cancelled contract research projects, employee severance and lower customer utilization of consulting services.

•

In 2008 Ingenix made important strides in the public sector, where sales increased 106 percent, and in growing its international health services consulting business, winning contracts to operate 6 primary care trusts in England.

Business Description – Prescription Solutions

Prescription Solutions offers a comprehensive array of pharmacy benefit management and specialty pharmacy management services to employer groups, union trusts, seniors through Medicare prescription drug plans, and commercial health plans.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Revenues	$3.12 billion	$3.07 billion	$3.32 billion	$12.57 billion	$13.25 billion
Earnings From Operations	$80 million	$91 million	$78 million	$363 million	$269 million
Operating Margin	2.6%	3.0%	2.4%	2.9%	2.0%

Key Developments for Prescription Solutions

•

Prescription Solutions full year 2008 revenues of $12.6 billion decreased $676 million or 5 percent year- over-year and fourth quarter revenues of $3.1 billion decreased $194 million or 6 percent year-over-year. These decreases were due to the continuing market shift to lower-priced generic drugs and a reduction in the number of people served through Medicare Part D prescription drug plans from the re-assignment of dual-eligible enrollees in certain regions by CMS in 2008.

•

In 2008 Prescription Solutions grew the number of consumers served through unaffiliated benefit plans by 15 percent, or more than 400,000 people. The people served through these channels now represent 30 percent of Prescription Solutions 10.6 million consumers.

•

Full year 2008 earnings from operations of $363 million increased by $94 million or 35 percent year-over-year and fourth quarter earnings from operations grew $2 million or 3 percent year-over-year to $80 million. Increased profits were driven by steady gains in mail service drug fulfillment and by a continuing favorable mix shift to generic pharmaceuticals.

•

These trends also drove 90 basis points of full year 2008 margin improvement to 2.9 percent at Prescription Solutions, with fourth quarter operating margin increasing 20 basis points year-over-year to 2.6 percent. Generic usage exceeded 68 percent of prescriptions filled in the fourth quarter of 2008, an increase of more than 4 percentage points year-over-year.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide. Visit www.unitedhealthgroup.com for more information.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through February 5, 2009 following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID #28401255. This earnings release and the Form 8-K dated January 22, 2009, which may also be accessed from the Investors page of the Company’s web site, include a reconciliation of non-GAAP financial measures.

Forward-Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “will,” “should” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause results to differ materially from the forward-looking statements include: the potential consequences of various governmental reviews and litigation matters related to our historical stock option practices and the potential consequences of each of these matters on our business, credit ratings and debt; increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contracts with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenues received from Medicare and Medicaid programs; failure to achieve business growth targets, including membership and enrollment; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care professional disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; failure to complete or receive anticipated benefits of acquisitions; change in debt to total capital ratio that is lower or higher than we anticipated; and the potential impact of the adverse conditions in the global economy and extreme disruption of financial markets on our revenues, sources of liquidity, investment portfolio, and our results of operations.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

# # #

UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter and Full Year Ended December 31, 2008

•	Consolidated Statements of Operations

•	Non-GAAP Operating Results Excluding Special Items

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows and Non-GAAP Adjusted Cash Flows from Operating Activities and Ratio of Adjusted Cash Flows from Operating Activities to Adjusted Net Earnings

•	Segment Financial Information

•	Medical Care Ratios

•	Customer Profile Summary

Use of Non-GAAP Financial Measures

Operating results excluding special items and adjusted cash flows from operating activities as used in the press release are not calculated in accordance with GAAP and should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP. Management believes that the use of each of these non-GAAP financial measures improves the comparability of our results between periods. These financial measures provide investors and our management with useful information to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, and to compare our results of operations on a more consistent basis against that of other companies in the health care industry.

These non-GAAP financial measures have limitations in that they do not reflect all of the special items or certain cash payments associated with the operations of our business as determined in accordance with GAAP. As a result, one should not consider these measures in isolation. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as non-GAAP basis, disclosing these GAAP financial measures, and providing a reconciliation from GAAP to non-GAAP financial measures.

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008 (a)	2007	2008 (b)	2007 (c)
REVENUES
Premiums	$18,581	$16,964	$73,608	$68,781
Services	1,295	1,202	5,152	4,608
Products	469	260	1,655	898
Investment and Other Income	109	279	771	1,144

Total Revenues	20,454	18,705	81,186	75,431

OPERATING COSTS
Medical Costs	15,015	13,551	60,359	55,435
Operating Costs	3,486	2,698	13,103	10,583
Cost of Products Sold	415	211	1,480	768
Depreciation and Amortization	259	207	981	796

Total Operating Costs	19,175	16,667	75,923	67,582

EARNINGS FROM OPERATIONS	1,279	2,038	5,263	7,849

Interest Expense	(155)	(153)	(639)	(544)

EARNINGS BEFORE INCOME TAXES	1,124	1,885	4,624	7,305

Provision for Income Taxes	(398)	(669)	(1,647)	(2,651)

NET EARNINGS	$726	$1,216	$2,977	$4,654

DILUTED NET EARNINGS PER COMMON SHARE	$0.60	$0.92	$2.40	$3.42

Diluted Weighted-Average Common Shares Outstanding	1,213	1,318	1,241	1,361

(a)	Includes pre-tax Operating Costs of $350 million for settlement of class action litigation related to reimbursement for out-of-network medical services, partially offset by a net reduction in pre-tax Operating Costs of $10 million for insurance recoveries and legal fees related to various matters.
(b)	Includes items discussed in (a) above and pre-tax Operating Costs from prior quarters of $882 million for settlement of two class action lawsuits and related legal costs, $46 million for employee severance related to operating cost reduction initiatives and other items, partially offset by a $185 million reduction in Operating Costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada.
(c)	Includes $87 million of Operating Costs for the settlement of Internal Revenue Code Section 409A (IRS Section 409A) surtax liabilities on behalf of non-officer employees who exercised certain options in 2006 and 2007, and $89 million of non-cash Operating Costs for the modification charge due to repricing unexercised options subject to IRS Section 409A.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

Operating Results Excluding Special Items

(in millions, except per share data and percentages)

(unaudited)

	Quarter Ended December 31, 2008			Quarter Ended September 30, 2008
	Consolidated GAAP Reporting	Non-GAAP Reconciling Items	Operating Results Excluding Items (a)	Consolidated GAAP Reporting	Non-GAAP Reconciling Items	Operating Results Excluding Items (b)
REVENUES
Premiums	$18,581	$—	$18,581	$18,294	$—	$18,294
Services	1,295	—	1,295	1,287	—	1,287
Products	469	—	469	432	—	432
Investment and Other Income	109	—	109	143	—	143

Total Revenues	20,454	—	20,454	20,156	—	20,156

OPERATING COSTS
Medical Costs	15,015	—	15,015	14,943	—	14,943
Operating Costs	3,486	(340)	3,146	2,974	40	3,014
Cost of Products Sold	415	—	415	387	—	387
Depreciation and Amortization	259	—	259	254	—	254

Total Operating Costs	19,175	(340)	18,835	18,558	40	18,598

EARNINGS FROM OPERATIONS	1,279	340	1,619	1,598	(40)	1,558

Interest Expense	(155)	—	(155)	(166)	—	(166)

EARNINGS BEFORE INCOME TAXES	1,124	340	1,464	1,432	(40)	1,392
Provision for Income Taxes	(398)	(125)	(523)	(512)	15	(497)

NET EARNINGS	$726	$215	$941	$920	$(25)	$895

DILUTED NET EARNINGS PER COMMON SHARE	$0.60	$0.18	$0.78	$0.75	$(0.02)	$0.73

Diluted Weighted-Average Common Shares Outstanding	1,213		1,213	1,227		1,227

Medical Care Ratio	80.8%		80.8%	81.7%		81.7%
Operating Cost Ratio	17.0%		15.4%	14.8%		15.0%
Operating Margin	6.3%		7.9%	7.9%		7.7%
Income Tax Rate	35.4%		35.7%	35.8%		35.7%

(a)	Excludes pre-tax Operating Costs of $350 million for settlement of class action litigation related to reimbursement for out-of-network medical services, partially offset by a net reduction in pre-tax Operating Costs of $10 million for insurance recoveries and legal fees related to various matters.
(b)	Excludes a reduction in pre-tax Operating Costs of $40 million from a change in estimated net costs to settle two class action lawsuits related to the Company’s historical stock option practices.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

Operating Results Excluding Special Items

(in millions, except per share data and percentages)

(unaudited)

	Year Ended December 31, 2008			Year Ended December 31, 2007
	Consolidated GAAP Reporting	Non-GAAP Reconciling Items	Operating Results Excluding tems (a)	Consolidated GAAP Reporting	Non-GAAP Reconciling Items	Operating Results Excluding Items (b)
REVENUES
Premiums	$73,608	$—	$73,608	$68,781	$—	$68,781
Services	5,152	—	5,152	4,608	—	4,608
Products	1,655	—	1,655	898	—	898
Investment and Other Income	771	—	771	1,144	—	1,144

Total Revenues	81,186	—	81,186	75,431	—	75,431

OPERATING COSTS
Medical Costs	60,359	—	60,359	55,435	—	55,435
Operating Costs	13,103	(1,083)	12,020	10,583	(176)	10,407
Cost of Products Sold	1,480	—	1,480	768	—	768
Depreciation and Amortization	981	—	981	796	—	796

Total Operating Costs	75,923	(1,083)	74,840	67,582	(176)	67,406

EARNINGS FROM OPERATIONS	5,263	1,083	6,346	7,849	176	8,025

Interest Expense	(639)	—	(639)	(544)	—	(544)

EARNINGS BEFORE INCOME TAXES	4,624	1,083	5,707	7,305	176	7,481

Provision for Income Taxes	(1,647)	(400)	(2,047)	(2,651)	(64)	(2,715)

NET EARNINGS	$2,977	$683	$3,660	$4,654	$112	$4,766

DILUTED NET EARNINGS PER COMMON SHARE	$2.40	$0.55	$2.95	$3.42	$0.08	$3.50

Diluted Weighted-Average Common Shares Outstanding	1,241		1,241	1,361		1,361

Medical Care Ratio	82.0%		82.0%	80.6%		80.6%
Operating Cost Ratio	16.1%		14.8%	14.0%		13.8%
Operating Margin	6.5%		7.8%	10.4%		10.6%
Income Tax Rate	35.6%		35.9%	36.3%		36.3%

(a)	Excludes pre-tax Operating Costs of $350 million for settlement of class action litigation related to reimbursement for out-of-network medical services, partially offset by a net reduction in pre-tax Operating Costs of $10 million for insurance recoveries and legal fees related to various matters, and pre-tax Operating Costs from prior quarters of $882 million for settlement of two class action lawsuits and related legal costs, $46 million for employee severance related to operating cost reduction initiatives and other items, partially offset by a $185 million reduction in Operating Costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada.
(b)	Excludes $87 million of Operating Costs for the settlement of Internal Revenue Code Section 409A (IRS Section 409A) surtax liabilities on behalf of non-officer employees who exercised certain options in 2006 and 2007, and $89 million of non-cash Operating Costs for the modification charge due to repricing unexercised options subject to IRS Section 409A.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	December 31, 2008	December 31, 2007
ASSETS
Cash and Short-Term Investments	$8,209	$9,619
Accounts Receivable, net	1,929	1,574
Other Current Assets	4,852	4,351

Total Current Assets	14,990	15,544

Long-Term Investments	13,366	12,667
Other Long-Term Assets	27,459	22,688

Total Assets	$55,815	$50,899

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medical Costs Payable	$8,664	$8,331
Commercial Paper and Current Maturities of Long-Term Debt	1,456	1,946
Other Current Liabilities	10,070	8,215

Total Current Liabilities	20,190	18,492

Long-Term Debt, less current maturities	11,338	9,063
Future Policy Benefits for Life and Annuity Contracts	1,857	1,849
Deferred Income Taxes and Other Liabilities	1,650	1,432
Shareholders’ Equity	20,780	20,063

Total Liabilities and Shareholders’ Equity	$55,815	$50,899

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Year Ended December 31,
	2008	2007
Operating Activities
Net Earnings	$2,977	$4,654
Noncash Items:
Depreciation and amortization	981	796
Deferred income taxes and other	(288)	(127)
Share-based compensation	305	505
Net changes in operating assets and liabilities	263	49

Cash Flows From Operating Activities	4,238	5,877

Investing Activities
Cash paid for acquisitions, net of cash assumed	(3,813)	(262)
Purchases of property, equipment and capitalized software	(791)	(871)
Proceeds from disposal of property, equipment and capitalized software	185	—
Net purchases of investments	(653)	(3,014)

Cash Flows Used For Investing Activities	(5,072)	(4,147)

Financing Activities
Common stock repurchases	(2,684)	(6,599)
Net change in commercial paper and debt	1,135	3,569
Share-based compensation excess tax benefit	62	303
Customer funds administered	(461)	(1,110)
Proceeds from common stock issuances	299	712
Other, net	1,044	(60)

Cash Flows Used For Financing Activities	(605)	(3,185)

Decrease in cash and cash equivalents	(1,439)	(1,455)
Cash and cash equivalents, beginning of period	8,865	10,320

Cash and cash equivalents, end of period	$7,426	$8,865

Non-GAAP Adjusted Cash Flows from Operating Activities and Ratio of Adjusted Cash Flows from Operating Activities to Adjusted Net Earnings

(in billions)

	Year Ended December 31, 2008
GAAP Cash Flows From Operating Activities	$4.2
Legal Settlement Payments, net of tax benefit	0.6	(a)

Adjusted Cash Flows From Operating Activities (a)	$4.8

Adjusted Net Earnings	$3.7

Ratio of Cash Flows From Operating Activities to Net Earnings	1.4

Ratio of Adjusted Cash Flows From Operating Activities to Adjusted Net Earnings	1.3

(a)	Adjusted Cash Flows From Operating Activities for the year ended December 31, 2008 excludes net cash payments to settle two class action lawsuits related to the Company’s historical stock option practices.

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

REVENUES

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Health Care Services (a)	$19,080	$17,572	$75,857	$71,199
OptumHealth	1,306	1,255	5,225	4,921
Ingenix	426	414	1,552	1,304
Prescription Solutions	3,123	3,317	12,573	13,249
Eliminations	(3,481)	(3,853)	(14,021)	(15,242)

Total Consolidated	$20,454	$18,705	$81,186	$75,431

EARNINGS FROM OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Health Care Services	$1,268	$1,601	$5,068	$6,595
OptumHealth	177	239	718	895
Ingenix	76	120	229	266
Prescription Solutions	80	78	363	269
Corporate	(322)	—	(1,115)	(176)

Total Consolidated	$1,279	$2,038	$5,263	$7,849

(a)	Revenues for the three and twelve months ended December 31, 2008 were $10,527 and $41,838 for UnitedHealthcare; $6,848 and $28,052 for Ovations; and $1,705 and $5,967 for AmeriChoice, respectively. Revenues for the three and twelve months ended December 31, 2007 were $10,104 and $40,288 for UnitedHealthcare; $6,278 and $26,460 for Ovations; and $1,190 and $4,451 for AmeriChoice, respectively.

UNITEDHEALTH GROUP

Medical Care Ratios

(unaudited)

	Three Months Ended				Year Ended	Three Months Ended				Year Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	December 31, 2008	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	December 31, 2007
UnitedHealth Group Consolidated	82.4%	83.2%	81.7%	80.8%	82.0%	82.7%	80.3%	79.5%	79.9%	80.6%
UnitedHealthcare (a)	82.5%	83.8%	83.8%	83.9%	83.5%	81.8%	82.4%	82.0%	84.1%	82.6%

(a)	Includes UnitedHealthcare National Accounts

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY

ALL BUSINESS UNITS

(in thousands)

(unaudited)

People Served	December 31, 2008	September 30, 2008	December 31, 2007
Commercial Risk-based	10,360	10,495	10,805
Commercial Fee-based	15,985	15,975	14,720

Total Commercial	26,345	26,470	25,525

Medicare Advantage	1,495	1,480	1,370
Medicaid	2,515	2,340	1,710
Standardized Medicare Supplement	2,540	2,510	2,400

Total Public and Senior (a)	6,550	6,330	5,480

Total Health Care Services Medical Benefits	32,895	32,800	31,005

Total People Served	72,800	72,820	70,950

Supplemental Data - included in Total People Served OptumHealth	59,700	59,600	58,700

Total Part D Prescription Drug Plans	5,450	5,465	5,950

Consumer-Driven Health Plans	2,735	2,740	2,315

(a)	Excludes pre-standardized Medicare Supplement and other AARP products. These people are included in Total People Served.